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                 September 10, 2021

       Claus Toftegaard
       Chief Financial Officer
       LiqTech International, Inc.
       1804 Buerkle Road
       White Bear Lake, MN 55110

                                                        Re: LiqTech
International, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 3,
2021
                                                            File No. 333-259328

       Dear Mr. Toftegaard:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Clayton Parker